Exhibit 21.1

Atlas Energy Solutions Inc.

List of Subsidiaries

Name	Jurisdiction of Organization

Atlas Construction Employee Company, LLC	Texas

Atlas OLC Employee Company, LLC	Texas

Atlas Sand Company, LLC	Delaware

Atlas Sand Construction, LLC	Texas

Atlas Sand Employee Company, LLC	Texas

Atlas Sand Employee Holding Company, LLC	Texas

Atlas Sand Operating, LLC	Delaware

Fountainhead Logistics, LLC	Texas

Fountainhead Logistics Employee Company, LLC	Texas

OLC Kermit, LLC	Texas

OLC Monahans, LLC	Texas